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                                                                    EXHIBIT 10.1

                                COMMERCIAL LEASE

     This Lease ("Lease") is made this 1st day of July, 1995 by and between Charles&Linda Brewer (hereinafter "Landlord") and Learnsat Systems, Inc. (hereinafter "Tenant"). In consideration for the mutual promises and covenants contained herein, and for other good and valuable consideration, the parties hereby agree as follows:

     1. The Landlord leases to the Tenant, and the Tenant rents from the Landlord the following described premises:
Approximately 3,000 square feet at 821 E. 46th Street,
Stillwater, Oklahoma 74076

     2. The term of the Lease shall be for 60 Months commencing July 1, 1995 and ending June 30, 2000. With options for continuing years.

     3. The Tenant shall pay to Landlord as rent $12,000.00 per year in equal monthly installments of $1,000.00 1 Month payable in advance at 3007 Chapel Hill Road, Stillwater, OK 74074

     4. This Lease is subject to all present or future mortgages affecting the premises.

     5. Tenant shall use and occupy the premises only as a Commercial Business subject at all times to the approval of the Landlord.

     6. The Tenant shall not make any alterations in, additions to or improvements to the premises without the prior written consent of the Landlord.

     7. The Landlord, at his own expense, shall furnish the following utilities or amenities for the benefit of the Tenant:
          (NONE)

     8. The Tenant, at his own expense, shall furnish the following: All Utilities, alterations (upon approval of landlord), insurance, and other related expenses.

     9. The Tenant shall purchase at his own expense public liability insurance in the amount of $1,000,000 as well as fire and hazard insurance in the amount of $80,000 for the premises and shall provide satisfactory evidence thereof to the Landlord and shall continue same in force and effect throughout the Lease term hereof.
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10.  The Tenant shall not permit or commit waste to the premises.

11. The Tenant shall comply with all rules, regulations, ordinances codes and laws of all governmental authorities having jurisdiction over the premises.

12. The Tenant shall not permit or engage in any activity which will effect an increase in the rate of insurance for the Building in which the premises is contained nor shall the Tenant permit or commit any nuisance thereon.

13. The Tenant shall not sub-let or assign the premises nor allow any other person or business to use or occupy the premises without the prior written consent of the Landlord, which consent may not be unreasonably withheld.

14. At the end of the term of this Lease, the Tenant shall surrender and deliver up the premises in the same condition (subject to any additions, alterations or improvements, if any) as presently exists, reasonable wear and tear excluded.

15. Upon default in any term or condition of this Lease, the Landlord shall have the right to undertake any or all other remedies permitted by Law.

16. This Lease shall be binding upon, and inure to the benefit of, the parties, their heirs, successors, and assigns.

17. The Tenant will pay or reimburse the owner for any and all Real Estate or property taxes.

          Signed this 30th day of June, 1995.

       /s/ Linda Brewer    /s/ ILLEGIBLE
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       Tenant              Landlord